SETTLEMENT AGREEMENT

     This SETTLEMENT AGREEMENT ("Agreement") is entered into and made effective this 19th day of January, 2007, by and between the following:

1. Nelnet, Inc., a corporation organized and existing under the laws of the State of Nebraska with its principal place of business in the State of Nebraska, its predecessors, successors, assigns, partners, joint venturers, subsidiaries, affiliates, and divisions (Nelnet). Nelnet was formerly known as Nelnet Loan Services, Inc.; and

2.   United States Department of Education (Department).

     Nelnet and the Department have agreed to a settlement of a dispute arising from Nelnet's receipt of certain Special Allowance Payments from the Department on certain loans as described in a report entitled "Special Allowance Payments to Nelnet for Loans Funded by Tax-Exempt Obligations" issued by the Department's Office of Inspector General (OIG) in September of 2006 (ED-OIG/A07F0017) (OIG Report).

                              I. STATEMENT OF FACTS

     A. Nelnet holds loans (under an eligible lender trustee arrangement) made under the Federal Family Education Loan Program (FFELP), which is authorized by Title IV, Part B of the Higher Education Act of 1965, as amended (HEA), 20 U.S.C. ss.ss.1071-1087-4, and administered by the Department. The Department's FFELP regulations are at 34 C.F.R. Part 682.

     B. As part of the FFELP, the Department pays the interest on loans made to borrowers and pays lenders Special Allowance Payments (SAP) on loans in accordance with the HEA and the regulations.


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     C.   Under the HEA, certain FFELP loans made or purchased with funds obtained by the holder from the proceeds of certain qualifying tax-exempt obligations issued before October 1, 1993, receive SAP payments calculated under a specific calculation. The quarterly special allowance payment for these loans is not less than 9.5 percent minus the applicable interest rate the lender is authorized to charge the borrower (or the government) under the HEA divided by four. In this Agreement, the parties refer to this calculation as the "9.5 percent floor." The rate used to determine SAP for loans other than those derived from tax-exempt sources described here is referred to in this Agreement as the "taxable rate."

     D. Nelnet billed the Department and received payment of the 9.5 percent floor on certain loans through June 2006. Nelnet considers it was authorized to do so.

     E. In its September 2006 audit of Nelnet's loans, the OIG maintained that Nelnet implemented an initiative (Project 950) to increase the amount of loans receiving SAP under the 9.5 percent floor calculation, that Nelnet transferred loans into and out of an eligible tax-exempt obligation from taxable obligations and continued to bill for SAP on the transferred loans after they were transferred, and that Nelnet repeated this process many times. Nelnet terminated Project 950 in May 2004.

     F. The OIG interpretation of the HEA and its implementing regulations differs from that of Nelnet. The OIG maintained that most of the loans included in Nelnet's Project 950 were ineligible for the payment of SAP under the 9.5 percent floor calculation because they were not first-generation or second-generation loans. OIG recommended that the Department (1) require Nelnet to repay all SAP payments made on ineligible Project 950 loans and (2) direct Nelnet to exclude all Project 950 loans from its claims for payment under the 9.5 percent floor calculation.

     G. The Department concurs with the conclusion of the OIG Report that: (1) regulations at 34 C.F.R. ss. 682.302(c)(3)(i) list five specific funding sources that may be used to acquire

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          loans that qualify to be paid SAP under the 9.5 percent floor calculation, 34 C.F.R. ss. 682.302(c)(3)(i)(A) - (E); (2) each provision includes a category of funds separate and distinct from those included in any other provision; and (3) loans eligible for SAP under the 9.5 percent floor rate include only --

          i. those loans made directly from funds described in 34 C.F.R. ss. 682.302(c)(3)(i)(A) obtained from the issuance of a qualifying tax-exempt obligation (referred to in this Agreement as "first-generation loans") and

          ii. those loans made directly from funds described in 34 C.F.R. ss. 682.302(c)(3)(i)(B) - (E), obtained as collections on, interest benefits or special allowance payments on, or sales of first-generation loans, or from earnings on investment of funds obtained directly from the issuance of the qualifying tax-exempt obligation (referred to in this Agreement as "second-generation loans").

     H. Nelnet disputes the Department's interpretation of the HEA and its regulations as set forth in section I.G. In its "Response of Nelnet, Inc. to Final Audit Report, Special Allowance Payments to Nelnet for Loans Funded by Tax-Exempt Obligations (Control No.
          ED-OIG/A07F0017)" filed on November 14, 2006, with the Department's Federal Student Aid Office, Nelnet disagreed with the construction of the HEA and its regulations set forth in section I.G and the OIG's conclusions and recommendations in the OIG Report. In its response, Nelnet argued, INTER ALIA, that the OIG's conclusions and recommendation were inconsistent with the Department's payments to Nelnet, and if adopted by the Department, would be unconstitutional and violate contract rights and the Administrative Procedures Act.


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     I.   On October 6, 2006, the Department notified Nelnet that, until the audit finding is resolved, the Department would pay Nelnet's request for its Special Allowance Payments using the generally applicable special allowance formulas under the HEA and not the 9.5 percent floor calculation.

     J. Nelnet has pending for payment at the Department requests for payment based upon the 9.5 percent floor calculation for the third and fourth quarters of calendar year 2006, which the Department has thus far paid for the third quarter only at the taxable rate and not at the 9.5 percent floor calculation pending resolution of the OIG Report. Nelnet's fourth quarter billing for calendar year 2006 is pending with the Department.

     K. Nelnet and the Department agree that bona fide, good faith disputes and controversies exist between them concerning the matters described above. By reason of such disputes and controversies, Nelnet and the Department have further agreed to settle those claims and causes of action arising from Nelnet's receipt of Special Allowance Payments from the Department on certain loans, all as more fully described in the September 2006 OIG Nelnet Report.

                                    II. TERMS

          The parties to this Agreement understand and agree as follows:

     A. To avoid further costs and risks of litigation and in consideration of the commitments made in this Agreement, the parties have entered into this Agreement to resolve the issue of Nelnet's past receipt of SAP payments under the 9.5 percent floor calculation on Project 950 loans and loans other than first-generation or second-generation loans, as well as its rights with respect to future claims for SAP at the 9.5 percent floor calculation for such loans.


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          With respect to billings submitted by Nelnet to the Department for SAP at the 9.5 percent floor calculation for loans that are not first-generation or second-generation loans (as defined in section I.G), the Department waives, releases, acquits, and forever discharges Nelnet from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, expenses, and compensation of any nature whatsoever, whether based in tort, contract, or other theory of recovery, that the Department now has or which may accrue or otherwise acquire, on account of or in any way growing out of Nelnet's billings for and receipt of SAP prior to the date of this agreement under the 9.5 percent floor calculation for
          (1) any loan that was not a first-generation or second-generation loan and (2) any loan that is or may be argued by the Department to be subject to any actual or potential defect, aspect or condition contained or referenced in the OIG Report that would render ineligible for SAP at the 9.5 percent rate a loan that was otherwise eligible for SAP at the 9.5 percent floor rate. Nelnet may retain all payments for SAP at the 9.5 percent floor rate received by Nelnet prior to the date of this Agreement on a loan that was otherwise eligible for SAP, and for SAP at the 9.5 percent floor rate, regardless of whether such payments were made on loans other than first- or second-generation loans. For any outstanding or future requests for 9.5 percent floor SAP, the determination of whether a loan is a first-generation or second generation loan will be governed by section I.G. If there is a dispute as to whether loans are eligible as first or second-generation loans with respect to any currently pending or future billings, the parties agree that the construction of the HEA and the regulations set forth in section I.G shall apply.

     B. Nelnet agrees to exclude from all future billings (and hereby withdraws from pending but unpaid billings) for any quarter ending on or after September 30, 2006, and from


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          adjustments for under-billings for any quarter ending before September
          30, 2006, any claim for SAP under the 9.5 percent floor calculation for any loan that was not a first-generation or a second-generation loan (as defined in section I.G). Nelnet waives, releases, acquits, and forever discharges the Department from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, expenses, and compensation of any nature whatsoever, whether based on tort, contract, or other theory of recovery, that Nelnet now has, or which it may hereafter accrue or otherwise acquire, on account of or in any way growing out of Nelnet's waiver and agreement to exclude from all billings any claim for SAP under the 9.5 percent floor calculation for any loan that was not a first-generation or a second-generation loan for the period on which the Department has not paid a claim for SAP at the 9.5 percent floor rate by Nelnet on or after October 6, 2006.

     C. This Agreement resolves all issues between the parties that arise out of or relate to the contents of the OIG Report and the Department's review of the issues raised therein.

     D. The Department will arrange for an audit or similar review of Nelnet's loans for which SAP is claimed at the 9.5 percent floor rate after the date of this Agreement by an independent accounting firm in order to determine which loans are first or second-generation loans. Nelnet agrees to fully cooperate with this audit or similar review. The auditor shall apply the Department's construction of the regulations as described in section I.G to the audit. The Department may rely on the results of this audit or similar review to evaluate claims by Nelnet for payments of SAP at the 9.5 percent floor rate. The Department will pay any claim for SAP submitted by Nelnet at the taxable rate until the Department has received and evaluated the results of this audit or similar review. The Department agrees to consider any objection Nelnet presents to the determination of eligibility of individual loans for payment of SAP at the 9.5 percent floor rate.

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     E.   For each billing for SAP at the 9.5 percent floor rate submitted by
          Nelnet after the date of this Agreement, Nelnet agrees it will provide a written certification in a form satisfactory to the Department, separate from that certification contained on the LaRS Form 799, that the billing does not request SAP under the 9.5 percent floor calculation for any loan excluded from such payment by this Agreement. The Department may request Nelnet to provide additional documentation to support the certifications required by this Agreement and may, in its discretion, deny a requested payment under the 9.5 percent floor calculation and pay SAP at the taxable rate until such time that the issues are resolved pursuant to applicable regulations and procedures.

     F. Nelnet agrees, as a part of each independent annual compliance audit required by 34 C.F.R. ss. 682.305(c), to provide an executed management assertion as to whether Nelnet is in compliance with this Agreement.

     G. Each party to this Agreement agrees to bear all attorneys' fees, expenses, and costs arising from the actions of its own counsel in connection with Nelnet's actions contesting OIG's draft and final audit reports, the negotiation and execution of this Agreement, and the matters and documents to which this Agreement refers.

     H. This Agreement does not constitute an admission of wrongdoing or financial liability by either party.

     I. This Agreement settles only those matters expressly identified in this Agreement concerning claims for, or receipt of, SAP at the 9.5 percent floor calculation for loans that are neither first-generation nor second-generation loans. Neither party waives, compromises, restricts, or settles any other matter, including compliance by Nelnet with any Federal or State law or regulation applicable to Nelnet's administration of the FFELP in connection with matters unrelated to those described in this Agreement.


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     J.   This Agreement does not waive, compromise, restrict or settle any future action or remedies the parties may bring or have pursuant to 34 C.F.R. Part 682, Subparts D and G for any matter not expressly covered this Agreement. This Agreement does not waive, compromise, restrict or settle any past, present or future actions pursuant to 34 C.F.R. Part 682, Subparts D and G that are unrelated to the matters described in this Agreement.

     K. The Department does not have the authority to, and this Agreement does not, waive, compromise, restrict or settle any past, present, or future violations by Nelnet, its officers, or employees of the criminal laws of the United States or any action against Nelnet, its officers or employees for civil fraud against the United States under 31 U.S.C. ss.ss. 3729-33.

     L. The Department agrees that neither this Agreement nor the claims set forth in the OIG Report will constitute a basis for suspension or limitation of the ability to participate in FFELP by Nelnet.

     M. Nelnet and the Department each warrant that its undersigned representative is authorized to sign this Agreement on its behalf and bind that party to all of the terms and provisions herein. Nelnet and the Department each warrant that each has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or payments referenced in this Agreement.

     N. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter of the Agreement and supersedes all prior oral or written agreements and understandings between counsel for the parties, and the parties themselves, with respect to the


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          matters provided for in this Agreement. Any amendment to this
          Agreement must be in writing and signed by the parties to this Agreement or their successors.

     O. Each of the parties participated and cooperated in the drafting and preparation of this Agreement. Accordingly, the parties agree that neither this Agreement nor its terms should be construed against either of the parties by reasons of its lack of participation in the drafting or preparation of this Agreement.

     P. In entering into this Agreement, Nelnet and the Department warrant and represent that they have relied solely upon their own judgment and the advice of their attorneys concerning this Agreement; that each has read this Agreement and understands its terms and provisions; and that the terms of this Agreement are fully understood and voluntarily accepted by Nelnet and the Department. Nelnet and the Department each warrant and represent that no promise, agreement, or representation, other than those expressed herein, has been made by one party to the other in order to induce the execution of this Agreement.

     Q. Notwithstanding any provision contained in this Agreement to the contrary, this Agreement does not change Nelnet's responsibility under applicable regulations, including 34 C.F.R. ss. 682.413, with respect to any actions Nelnet takes in its capacity as a loan servicer for or on behalf of non-affiliated lenders, and this Agreement does not apply to or limit billing for or receipt of SAP at the 9.5 percent floor rate by Nelnet when acting in its capacity as loan servicer for or on behalf of non-affiliated third parties.


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          EXECUTED THIS 19th DAY OF JANUARY 2007.

             NELNET, INC.

        By: _________________________________
             Name: ____________________________
             Title: _____________________________


         EXECUTED THIS 19th DAY OF JANUARY 2007.


             U.S. DEPARTMENT OF EDUCATION

        By: __________________________________
              Name: ____________________________
                  Title: _____________________________